AGREEMENT AND PLAN OF MERGER

                                by and among

                       MAFCO CONSOLIDATED GROUP INC.,

                      MAFCO CONSOLIDATED HOLDINGS INC.

                                    and

                            MCG ACQUISITION INC.

                                dated as of

                             February 20, 1997




                             TABLE OF CONTENTS

                                 ARTICLE I
                                 THE MERGER

      Section 1.1  The Merger.....................................  1
      Section 1.2  Effective Time.................................  2
      Section 1.3  Closing........................................  2
      Section 1.4  Certificate of Incorporation;
            By-Laws...............................................  2
      Section 1.5  Directors and Officers of the
            Surviving Corporation.................................  3

                                 ARTICLE II
                            CONVERSION OF SHARES

      Section 2.1  Conversion of Capital Stock....................  3
      Section 2.2  Exchange of Certificates.......................  4
      Section 2.3  Company Stock Options..........................  6
      Section 2.4  Dissenter's Rights.............................  7

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Section 3.1  Organization...................................  7
      Section 3.2  Capitalization.................................  8
      Section 3.3  Authorization; Validity of
            Agreement.............................................  9
      Section 3.4  No Violations; Consents and
            Approvals............................................. 10
      Section 3.5  SEC Reports and Financial
            Statements............................................ 11
      Section 3.6  Information Statement; Schedule
            13E-3................................................. 12
      Section 3.7  Opinion of Financial Advisor................... 12

                                 ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT
                             AND THE PURCHASER

      Section 4.1  Organization................................... 13
      Section 4.2  Authorization; Validity of
            Agreement............................................. 13
      Section 4.3  Consents and Approvals; No
            Violations............................................ 14
      Section 4.4  Information in Information
            Statement; Schedule 13E-3............................. 15

                                 ARTICLE V
                                 COVENANTS

      Section 5.1  Interim Operations of the Company.............. 16
      Section 5.2  Further Action; Reasonable Efforts............. 16
      Section 5.3  Action by Written Consent;
            Information Statement................................. 17
      Section 5.4   Notification of Certain Matters............... 18
      Section 5.5  Publicity...................................... 19
      Section 5.6  Directors' and Officers' Insurance
            and Indemnification................................... 19
      Section 5.7  Brokers or Finders............................. 19

                                 ARTICLE VI
                                 CONDITIONS

      Section 6.1  Conditions to Each Party's Obligation
            To Effect the Merger.................................. 20
      Section 6.2  Conditions to the Obligation of
            the Company to Effect the Merger...................... 20
      Section 6.3  Conditions to Obligations of
            Parent and the Purchaser to Effect the Merger......... 21

                                ARTICLE VII
                                TERMINATION

      Section 7.1  Termination.................................... 22
      Section 7.2  Effect of Termination.......................... 23

                                ARTICLE VIII
                               MISCELLANEOUS

      Section 8.1  Fees and Expenses.............................. 23
      Section 8.2  Amendment; Waiver; Termination................. 23
      Section 8.3  Nonsurvival of Representations and
            Warranties............................................ 25
      Section 8.4  Notices........................................ 25
      Section 8.5  Interpretation................................. 26
      Section 8.6  Headings....................................... 26
      Section 8.7  Counterparts................................... 26
      Section 8.8  Entire Agreement; No Third Party
            Beneficiaries; Rights of Ownership.................... 26
      Section 8.9  Severability................................... 27
      Section 8.10  Governing Law................................. 27
      Section 8.11  Assignment.................................... 27



                           TABLE OF DEFINED TERMS

Acquisition Proposal.............................................. 17
affiliates........................................................ 26
Applicable Amount.................................................  6
beneficial ownership.............................................. 26
Board ..............................................................9
By-laws...........................................................  2
Certificate of Incorporation......................................  2
Certificate of Merger.............................................  2
Certificates......................................................  4
Cigar Common Stock................................................  3
Cigar Secondary Offering..........................................  8
Closing...........................................................  2
Closing Date......................................................  2
Company...........................................................  1
Company Common Stock..............................................  3
Company SEC Documents............................................. 11
Consolidated Cigar................................................  3
DGCL  ............................................................  1
Dissenting Shares.................................................  6
Effective Time....................................................  2
Exchange Act...................................................... 10
GAAP  ............................................................ 11
Governmental Entity............................................... 10
include............................................................26
Information Statement............................................. 18
Laws.............................................................. 10
made available.....................................................26
Material Adverse Effect...........................................  7
Merger............................................................  1
Merger Consideration..............................................  4
Parent............................................................  1
Paying Agent......................................................  4
Person............................................................  8
Public Subsidiary.................................................  8
Purchaser.........................................................  1
Purchaser Common Stock............................................  3
Preferred Stock.....................................................8
Schedule 13E-3.................................................... 12
SEC   ............................................................  4
Secretary of State................................................  2
Securities Act.................................................... 11
Shares............................................................  3
Special Committee.................................................  1
Stock Option......................................................  6
Surviving Corporation.............................................  1
Subsidiary........................................................  8



                        AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of February 20, 1997, by and among Mafco Consolidated Group Inc., a Delaware corporation (the "Company"), Mafco Consolidated Holdings Inc., a Delaware corporation ("Parent"), and MCG Acquisition Inc., a wholly owned subsidiary of Parent and a Delaware corporation (the "Purchaser").

            WHEREAS, the Boards of Directors of Parent and the Purchaser and the Board of Directors of the Company, upon the recommendation of its special committee (the "Special Committee"), have each approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, the Purchaser and the Company and Parent as the sole stockholder of the Purchaser have each approved this Agreement and the merger of the Purchaser with and into the Company in accordance with the terms, and subject to the conditions, of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I
                                 THE MERGER

            Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof), the Purchaser shall be merged with and into the Company (the "Merger") and the separate corporate existence of the Purchaser shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

            Section 1.2 Effective Time. On or as promptly as practicable following the Closing Date (as defined in Section 1.3), the Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

            Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022-3897, unless another date, time or place is agreed to in writing by the parties hereto.

            Section 1.4 Certificate of Incorporation; ByLaws. Pursuant to the Merger, (x) the certificate of incorporation of the Company, as amended, as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), shall be amended as set forth in Exhibit A hereto and such Certificate of Incorporation, as so amended at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and
(y) the by-laws of the Purchaser, as in effect immediately prior to the Effective Time (the "By-laws"), shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

            Section 1.5 Directors and Officers of the Surviving Corporation. The directors and officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                 ARTICLE II
                            CONVERSION OF SHARES

            Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.0l per share, of the Company (referred to herein as "Shares" or "Company Common Stock") or the common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

            (a) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares covered by Section 2.4) shall be converted into the right to receive the sum of:

                  (x) $33.50; and

                  (y) if the average of the per share closing prices of the common stock, par value $.01 per share ("Cigar Common Stock"), of Consolidated Cigar Holdings Inc., a Delaware corporation and a subsidiary of the Company ("Consolidated Cigar"), on the New York Stock Exchange for the ten trading days ending two trading days prior to effectiveness of the action by written consent contemplated by Section 5.3 hereof (the "Average") exceeds $33 (the amount by which the Average exceeds $33, the "Excess"), then

                  (i) if the Company shall not have sold shares of Cigar Common Stock in the Cigar Secondary Offering (as defined in Section
     3.2 hereof) or shall have sold shares of Cigar Common Stock in the Cigar Secondary Offering at a gross sales price per share in excess of $33, an amount equal to the Excess, or

                  (ii) if the Company shall have sold shares of Cigar Common Stock in the Cigar Secondary Offering at a gross sales price per share of $33 or less, an amount equal to the Excess multiplied by a fraction, the numerator of which shall be the number of shares of Cigar Common Stock beneficially owned by the Company immediately following, and the denominator of which shall be the number of shares of Cigar Common Stock beneficially owned by the Company immediately prior to, the consummation of the Offering ((x) and (y), collectively, the "Merger Consideration").

All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accor- dance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

            (b) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (c) All shares of Company Common Stock that are held by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

            Section 2.2  Exchange of Certificates.

            (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds, as needed, to which holders of the Shares shall become entitled pursuant to
Section 2.1(a). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. All interest earned on such funds shall be paid to Parent.

            (b) At the Effective Time, Parent will instruct the Paying Agent to promptly, and in any event not later than three business days following the Effective Time, mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent or the Purchaser, or any subsidiary of Parent or the Purchaser, or Dissenting Shares (as defined in Section 2.4)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2.

            (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in Section 3.1) claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

            (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

            Section 2.3 Company Stock Options. Except as Parent or the Purchaser and the holder of any option ("Stock Option") to purchase Company Common Stock otherwise agree, the Company shall take all actions necessary to provide that, upon the Effective Time, (i) each outstanding Stock Option, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each outstanding Stock Option shall be cancelled and (iii) in consideration of such cancellation the Company shall pay to the holder of each Stock Option an amount in respect thereof equal to the product of (A) the Applicable Amount, multiplied by (B) the number of shares subject thereto; provided that the foregoing shall not require any action which violates any agreement in effect in respect thereof. The term "Applicable Amount" shall mean the excess, if any, of (A) the sum of
(x) the dividend referred to in Section 6.2(c) and (y) the Merger Consideration over (B) the applicable exercise price of each such Stock Option.

            Section 2.4 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to or offer to settle, any such demands.

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and the Purchaser, as of the date hereof and as of and at the Closing Date, except as disclosed in the Company SEC Documents (as defined in Section 3.5), as follows:

            Section 3.1 Organization. Each of the Company and its Public Subsidiaries (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Public Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company, its Public Subsidiaries and their respective Subsidiaries, taken as a whole. None of the Company or any of its Public Subsidiaries is in breach or violation of any of its certificate of incorporation, by-laws or other organizational documents. The term "Public Subsidiary" means Consolidated Cigar and Power Control Technologies, Inc. The term "Subsidiary" means, with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person. The term "Person" means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)).

            Section 3.2  Capitalization.

            (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 100,000,000 preferred shares, par value $.01 per share (the "Preferred Stock"). The number of shares of Company Common Stock issued and outstanding is 23,224,307 shares on the date hereof. There are 1,484,850 shares of Company Common Stock issued and held in the treasury of the Company, and there are no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as dis- closed in the Company SEC Documents or pursuant to the Stock Options or the offering by the Company of shares of Cigar Common Stock (the "Cigar Secondary Offering") to be made pursuant to a registration statement on Form S-1 filed by Consolidated Cigar with the Securities and Exchange Commission (the "SEC"), there are no existing (i) options, warrants, calls, preemptive rights, sub- scriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or
(iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

            Section 3.3  Authorization; Validity of Agreement.

            (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 5.3 hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Board") and, other than approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            (b) The provisions of Section 203 of the DGCL are inapplicable to the transactions contemplated by this Agreement.

            Section 3.4  No Violations; Consents and Approvals.

            (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-Laws of the Company or its Public Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Public Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Public Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

            (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

            Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, all forms and documents required to be filed by it since January 1, 1994 under the Exchange Act and has heretofore made available to Parent (i) its Annual Reports on Form 10-K for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, respectively, and (ii) all proxy statements relating to meetings of stockholders of the Company since January 1, 1994 and (iii) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 1994. The documents described in clauses (i)-(iii) above (whether filed before, on or after the date hereof) are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933 (the "Securi- ties Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of and at the dates thereof or for the periods presented therein.

            Section 3.6  Information Statement; Schedule 13E-3.

            (a) The Information Statement (as defined in Section 5.3(b)) (and any amendment thereof or supplement thereto), at the date mailed to stockholders of the Company and at the Effective Time, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not mislead- ing and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Information Statement based on information supplied by Parent or the Purchaser specifically for inclusion therein.

            (b) The information provided by the Company specifically for use in any Rule 13e-3 Transaction Statement on Schedule 13E-3 required to be filed with the SEC under the Exchange Act and mailed to the stockholders of the Company in connection with the Merger (the "Schedule 13E-3") (and any amendment thereto or supplement thereof), at the date filed with the SEC and at the time mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            Section 3.7 Opinion of Financial Advisor. The Company has received an opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Merger is fair, from a financial point of view, to such holders.

                                 ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PARENT
                             AND THE PURCHASER

            Parent and the Purchaser represent and warrant to the Company, as of the date hereof and as of and at the Closing Date, as follows:

            Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and the Purchaser has all requisite corpo-rate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent and the Purchaser, taken as a whole.

            Section 4.2 Authorization; Validity of Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and the Purchaser and by Parent as the sole stockholder of Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Parent is the legal and beneficial owner of 19,777,752 Shares, all of which Parent has the right to vote with respect to the transaction contemplated hereby.

            Section 4.3  Consents and Approvals; No Violations.

            (a) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to Parent, the Purchaser or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a material adverse effect on the business, results of operations or financial condition of Parent and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

            (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Parent or the Purchaser or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have a material adverse effect on the business, results of operations or financial condition of Parent and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

            Section 4.4  Information in Information Statement; Schedule
13E-3.

            (a) The information supplied in writing by Parent or the Purchaser specifically for inclusion in the Information Statement (and any amendment thereof or supplement thereto), at the date mailed to stockholders of the Company and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (b) The Schedule 13E-3 (and any amendment thereto or supplement thereof,) at the date filed with the SEC and at the time mailed to stockholders of the Company, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by Parent or the Purchaser with respect to statements made in the Schedule 13E-3 based on information supplied by the Company specifically for inclusion therein.

                                 ARTICLE V
                                 COVENANTS

            Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement or (ii) as agreed to in writing by Parent and the Purchaser, after the date hereof and prior to the Effective Time, the business of the Company, its Public Subsidiaries and their Subsidiaries shall be conducted only in the ordinary and usual course, and, in particular: the Company will not, directly or indirectly, (a) sell, transfer or pledge or agree to sell, transfer or pledge any of the Shares or capital stock of its Subsidiaries beneficially owned by it (other than pursuant to the Cigar Secondary Offering); (b) amend its Certificate of Incorporation or By-laws; (c) split, combine or reclassify the outstanding Shares; (d) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than a special cash dividend in the amount of $10 per share of Company Common Stock); or (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock.

            Section 5.2  Further Action; Reasonable Efforts.

            (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto shall promptly consult with the other parties with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each of the parties hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If such party receives a request from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

            (b) Parent, the Purchaser and the Company shall use their respective reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity.

            Section 5.3  Action by Written Consent; Information Statement.

            (a) As promptly as practicable after the date hereof, Parent will (i) vote, or cause to be voted, by written consent, all of the Shares owned by it or the Purchaser in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (ii) provide the Company with all information concerning Parent or the Purchaser necessary or reasonably appropriate to be included in the Information Statement.

            (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and Parent and the Purchaser shall cooperate with the Company in such preparation and filing, a preliminary information statement relating to this Agreement and the transactions contemplated hereby and use its best efforts to furnish the information required to be included by the SEC in the Information Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary information statement and cause a definitive Information Statement (the "Information Statement") to be mailed to its stock- holders.

            (c) The Company, Parent and Purchaser shall cooperate with one another in the preparation and filing of the Schedule 13E-3 and shall use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the
Schedule 13E-3, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and Purchaser each shall correct any information provided by it for use in the Schedule 13E-3 which shall have become, or is, false or misleading.

            Section 5.4   Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of the Company, or of Parent and the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure of the Company, or Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

            (b) If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Information Statement, the Company shall promptly inform Parent and the Purchaser, so supplement the Information Statement and mail such supplement to its stockholders. If at any time prior to the Effective Time any event or circumstance relating to Parent or the Purchaser or their respective officers or directors, should be discovered by Parent that is required to be set forth in a supplement to the Information Statement, Parent shall promptly inform the Company; and upon receipt of such information the Company shall promptly supplement the Information Statement and mail such supplement to its stockholders.

            Section 5.5 Publicity. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

            Section 5.6 Directors' and Officers' Insurance and Indemnification. (a) Parent shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Delaware law as in effect at the date hereof.

            (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than 7 years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section in excess of that which is commercially reasonably; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.

            Section 5.7 Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates (other, than in the case of Parent, the Company and its Subsidiaries, and in the case of the Company, Parent or any of its affiliates, other than the Company and its Subsidiaries), that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

                                 ARTICLE VI
                                 CONDITIONS

            Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

            (a) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity which prohibits the consummation of the Merger and shall be in effect, and no proceeding which has a reasonable probability of resulting in such relief shall be pending;

            (b) Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually and in the aggregate would not have or result in a Material Adverse Effect; and

            (c) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

            Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

            (a) The representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Closing Date as if made at and as of such time;

            (b) Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof; and

            (c) A special cash dividend of $10.00 per share of Company Common Stock shall have been paid; provided, however, if such dividend shall not have been paid, this condition shall be satisfied if the Merger Consideration shall have been increased by $10.00 per share in cash.

            Section 6.3 Conditions to Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

            (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Closing Date as if made at and as such time; provided, however, that, for purposes of this Section, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect;

            (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof; provided, however, that, for purposes of this Section, such obligations shall be deemed to have been performed in all material respects unless the failure or failures to so perform, individually or in the aggregate, would result in a Material Adverse Effect; and

            (c) No proceeding not pending on the date hereof shall be pending which has a reasonable probability of having, singularly or in the aggregate with all such proceedings, a Material Adverse Effect.

                                ARTICLE VII
                                TERMINATION

            Section 7.1 Termination. Subject to Section 8.2(c), this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

            (a) By the mutual consent of Parent, the Purchaser and the Company.

            (b) By either the Company, on the one hand, or Parent and the Purchaser, on the other hand, if:

                  (i) the Merger has not been consummated on or prior to September 30, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

                  (ii) the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt this Agreement;

                  (iii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such statute, order, decree, regulation or other action shall have become final and non-appealable; or

                  (iv) if, prior to the consummation of the Merger, the Special Committee shall have withdrawn, or modified or changed in any manner adverse to Parent or the Purchaser its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law; provided, however, that the Special Committee shall not be entitled to exercise a right of termination pursuant to this Section 7.1(b)(iv) based upon a change in the trading price per share of Cigar Common Stock, it being understood that the effect of such change on the Merger Consideration has been specifically addressed in Section 2.1(a) hereof.

            Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company (except as set forth in this Section 7.2 and Section 8.1 hereof; each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

                                ARTICLE VIII
                               MISCELLANEOUS

            Section 8.1 Fees and Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            Section 8.2  Amendment; Waiver; Termination.

            (a) Subject to Section 8.2(c), this Agreement may be amended by the parties hereto at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if required by law or if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would adversely affect the rights of stockholders unaffiliated with Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            (b) Subject to Section 8.2(c), at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

            (c) Notwithstanding any provision of this Agreement to the contrary, without the approval of the Special Committee, the Company shall not amend, terminate or waive any right under this Agreement (including any right to terminate or any actual or potential cause of action).

            Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

            Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to the Company, to:

                 Mafco Consolidated Group Inc.
                 35 East 62nd Street
                 New York, New York 10021
                 Telephone:  (212) 572-8600
                 Facsimile:  (212) 572-5056
                 Attention:  General Counsel

                 with a copy to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York 10019-6150
                 Telephone:  (212) 403-1000
                 Facsimile:  (212) 403-2000
                 Attention:  Adam O. Emmerich, Esq.

            (b)  if to the Parent or the Purchaser, to:

                 Mafco Consolidated Holdings Inc.
                 35 East 62nd Street
                 New York, New York 10021
                 Telephone:  (212) 572-8600
                 Facsimile:  (212) 572-5056
                 Attention:  General Counsel

                 with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom
                 919 Third Avenue
                 New York, New York  10022
                 Telephone:  (212) 735-3000
                 Facsimile:  (212) 735-2001
                 Attention:  Alan C. Myers, Esq.

            Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word "affiliates" when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

            Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

            Section 8.8 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.6 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 8.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

            Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent or the Purchaser may assign this Agreement to any Subsidiary of Parent or the Purchaser. No such assignment shall relieve either Parent or the Purchaser of its obligations under this Agreement. Subject to the first sentence of this Section 8.11, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

            IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                        MAFCO CONSOLIDATED GROUP INC.

                        By:   /s/ Glenn P. Dickes
                            ----------------------------
                            Name:    Glenn P. Dickes
                            Title:   Vice President


                        MAFCO CONSOLIDATED HOLDINGS INC.

                        By:   /s/ Glenn P. Dickes
                            ----------------------------
                            Name:    Glenn P. Dickes
                            Title:   Vice President


                         MCG ACQUISITION INC.

                        By:   /s/ Glenn P. Dickes
                            ----------------------------
                            Name:    Glenn P. Dickes
                            Title:   Vice President




                                                      EXHIBIT A

                   RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                       MAFCO CONSOLIDATED GROUP INC.

            FIRST: The name of the Corporation is Mafco Consolidated Group Inc. (hereinafter the "Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one dollar ($1.00).

            FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

            (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

            (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
     (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

            SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

            SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.